Exhibit 99.1

CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

FEBRUARY 25, 2010

RECENT DEVELOPMENTS

In September 2009, we announced preliminary data from Study 302, the first of these pivotal double-blind Phase III trials, designed to compare droxidopa to placebo for the treatment of NOH and to demonstrate a mean improvement over placebo of 1.6 units on the 11-point OHSA scale. While strong symptomatic benefit was demonstrated during the open-label dose titration and run-in phase of the trial, results of the trial did not demonstrate a statistically significant improvement relative to placebo, as measured by the mean score of Item 1 (dizziness or light-headedness) of the OHSA scale during the double-blind phase of the trial, the study’s primary endpoint. While the study did not meet its primary endpoint, additional analysis confirmed statistically significant symptomatic benefit across five clinically relevant assessment criteria that reflect symptomatic improvements and corroborate other supportive symptom data. Data from the trial also supported the safety and tolerability of droxidopa.

In December 2009, we announced that after meeting with the U.S. Food and Drug Administration, or FDA, to obtain greater clarity about our options for completing the planned clinical and registration program for droxidopa, the FDA had agreed for us to change the primary endpoint and increase the enrollment of Study 301, our other pivotal Phase III trial being conducted under a special protocol assessment, or SPA. The primary endpoint of the trial will now be the relative improvement in the Orthostatic Hypotension Questionnaire (OHQ) composite score between droxidopa and placebo. The FDA agreed that the revised primary endpoint reflects a more comprehensive global assessment of the clinical benefit of droxidopa for the treatment of NOH in primary autonomic failure, a heterogeneous population consisting of patients suffering from PD, MSA and PAF and would therefore be suitable for supporting a symptomatic claim. Although we had already enrolled 126 patients, exceeding our initial target enrollment of 118 patients, in Study 301 by September 2009, the results were not unblinded. To further de-risk the study and maximize the potential significance of the outcome, we decided to increase the power of the study to greater than 80% by randomizing an additional 24 patients by reopening enrollment at select North American centers. The FDA subsequently confirmed that the SPA originally awarded to Study 301 in 2008 remained in effect following the protocol amendments approved by the FDA in December 2009.

The FDA also recommended that we submit a confirmatory pivotal study to support an NDA filing and that such study could be contained to a small, highly enriched, homogeneous patient population. Based on this recommendation, we plan to initiate a new clinical trial, Study 306, in 2010. Study 306 is randomized, placebo-controlled, induction-design Phase III trial evaluating up to 84 patients with symptomatic NOH associated with Parkinson’s disease. The trial will be approximately 12 weeks in duration and include an initial, blinded dose titration period lasting up to two weeks, after which all patients will continue on to an 8-week double-blind treatment period. During the blinded titration period, patients randomized into the treatment arm will be titrated daily with up to 600 mg of droxidopa t.i.d. The primary endpoint of the trial will be the relative improvement versus placebo in the Orthostatic Hypotension Questionnaire (OHQ) composite score.

We have focused our antifolates program on CH-4051 and do not expect to conduct additional trials or make further investments in the development of CH-1504, which formerly was our lead antifolate product candidate. Both compounds potently inhibit enzymes required for cell proliferation, but, due to the lack of metabolism, are devoid of the metabolites believed to play a significant role in the liver and kidney toxicities associated with long-term use of methotrexate and show a clinically relevant decrease in toxicity compared to methotrexate, currently the standard of care for a broad range of abnormal cell proliferation diseases. In a recent Phase II trial, CH-1504 demonstrated comparable efficacy and suggested enhanced safety and tolerability compared to methotrexate. Recent Phase I data suggests CH-4051 retains the superior safety and tolerability profile of CH-1504 while preclinical data suggests both an enhanced potency compared to CH-1504 and significant superiority to methotrexate. Diseases that may potentially benefit from the compound include rheumatoid arthritis, psoriasis, inflammatory bowel disease, cancer and other immunological disorders.

RISK FACTORS

The following updates the risk factors previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2008, as updated by our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009:

We face risks related to the recently announced changes in our clinical trials for droxidopa for the treatment of symptomatic neurogenic orthostatic hypotension (NOH).

In September 2009, we announced that preliminary data from Study 302, the first of our pivotal Phase III trials of droxidopa for the treatment of NOH, did not demonstrate a statistically significant improvement relative to placebo as measured by the study’s primary endpoint. While the study did not meet its primary endpoint, additional analysis confirmed statistically significant symptomatic benefit across five clinically relevant assessment criteria that reflect symptomatic improvements and corroborate other supportive symptom data. Data from the trial also supported the safety and tolerability of droxidopa. Following our analysis of the 302 data, we met with the FDA in November 2009 to obtain greater clarity about our options for completing our planned clinical and registration program for droxidopa and were given approval to change the primary endpoint for our partially completed 301 study. There are, however, significant risks following from our 302 study results as we attempt to formulate a revised clinical plan for droxidopa. Specifically:

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Despite the change in the primary endpoint of our 301 study and our decision to add additional patients to the study, significance in that endpoint may not be achieved which would further delay our ability to seek approval for droxidopa from the FDA.

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As a result of the failure to achieve significance in our primary endpoint for the 302 study the FDA has recommended that we perform a confirmatory pivotal study, which we plan to call study 306. While we believe we have incorporated much of what we have learned during our 302 study analysis into the design of 306, we cannot be sure that the results of this study will meet requirements for FDA approval.

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We believe that the failure to achieve significance in the primary 302 endpoint and the resulting need for the confirmatory pivotal 306 study will delay the market launch of droxidopa in the US market by approximately one year compared to our earlier estimate of the second half of 2010, even if we are successful in the 301 and 306 studies and are able to meet all other requirements to the satisfaction of the FDA. While we believe that the design of the 306 study may better meet some of the previously expressed expectations of the EMEA in Europe than either 301 or 302 and thus result in less of a delay there, as of this time we have not discussed the specifics or this trial design with the EMEA and cannot be sure that it will be acceptable. If the EMEA determines that it does not meet their requirements, we can expect a similar delay in Europe as well as in other global markets that we might wish to address. These studies and the regulatory process could take longer than we expect.

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The targeted geographic distribution of patients for the additional patients being enrolled in study 301 and the 306 study as well as the targeted mix of patient indications in these studies are different than for the 302 study and the earlier stages of the 301 study and we cannot be certain that we will be able to meet our revised timelines for these studies, particularly with respect to patient recruitment.

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The delays and risks as outlined above are likely to require additional financing for the droxidopa clinical program, are likely to result in financing at a lower price than might have otherwise been available and might make the process of carrying out such a financing more difficult. If such financing is equity financing it would cause dilution for our stockholders, which could be significant depending on the price and the amount of stock sold.

•	If we require additional capital for the development of droxidopa, we may not be able to raise capital on favorable terms or at all.

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We may determine that it is in our best interest to out-license droxidopa. However, given the regulatory and financing uncertainties, we may not be able to complete an out-licensing agreement on terms beneficial to us or at all.

Our product candidate CH-4051 has had only limited formal clinical trials.

Our product candidate, CH-4051, is in an early stage of development and requires extensive clinical testing. In November 2008, we commenced Phase I dose escalation clinical trials of CH-4051 in humans in Kendle International’s Clinical Pharmacology Unit, Utrecht, Netherlands under the authority of Stichting Therapeutische Evaluatie Geneesmiddelen – Medisch Ethische Toetsingscommissie, an Independent Ethics Committee. It is our intention to commence Phase II clinical trials for CH-4051 in rheumatoid arthritis in 2010. After the completion of those trials and depending on available funding, we may initiate several additional Phase II studies in other indications and, as appropriate, Phase III studies in rheumatoid arthritis with or without a partner. Upon completion of the Phase III studies in rheumatoid arthritis, we hope to use data from these studies to file a new drug application, or NDA, in the United States. We currently estimate a global filing of the NDA no sooner than 2013. However, at any point during the process we might decide to focus our efforts on a different lead compound, and we cannot predict with any certainty the success or timing of our clinical trials, if or when we might submit an NDA for regulatory approval of this product candidate or whether such an NDA will be accepted. We do not expect to conduct additional trials or make further investments in the development of CH-1504, formerly our lead antifolate product candidate.

There has been only very limited testing of our I-3D product candidates.

Our I-3D product candidates are early in their development. None of the candidates have had adequate toxicology testing in animals to permit clinical testing and there is no clinical evidence of efficacy for any of these candidates, despite limited similarities with compounds currently marketed by others. Animal toxicology trials on our I-3D compounds may not permit further development of these drugs or we may have to carry out toxicology trials on several compounds before we find one that is appropriate for clinical testing, if at all. Once clinical trials are undertaken, the compound or compounds may not prove adequately safe and efficacious in humans and may not be approved by the FDA or other regulatory agencies. Moreover, because of the scarcity of capital and competing priorities within our development program we do not know when we will be able to continue any such testing or commence clinical trials.

We have no experience selling, marketing or distributing products and only limited internal capability to do so.

We currently have no sales, marketing or distribution capabilities other than as provided by our Vice President of Sales and Marketing. We anticipate expanding our marketing and sales capabilities over the next 18 to 24 months in anticipation of commercializing droxidopa. We would need to allocate resources to, or contract with one or more third parties for, the sale and marketing of our other proposed products. As a result, our future success depends, in part, on:

•	our ability to enter into and maintain collaborative relationships for these capabilities, either through out-licensing of our compounds or through contracting organizations;

•	the collaborator’s strategic interest in the products under development; and

•	such collaborator’s ability to successfully market and/or sell any such products.

To the extent that we decide not to, or are unable to, enter into collaborative arrangements with respect to the sales and marketing of our proposed products or if we decide to add internal resources to complement third party resources, significant development expenditures, management resources and time will be required to establish and develop our own marketing and sales force with technical expertise.

While the FDA has indicated that they might remove midodrine from the market, we can have no assurances that it will be removed.

The FDA has indicated publically that unless two studies are successfully completed within a specified timeframe to confirm the symptomatic benefit of midodrine, the agency will consider removing midodrine from the market. Midodrine is the only approved compound for orthostatic hypotension in the U.S. and its removal could facilitate higher sales and/or more rapid acceptance of droxidopa in this indication. However the FDA has never removed a drug under similar circumstances and we can provide no assurance that they will do so in the case of midodrine.